Exhibit 10.1

SECURED PROMISSORY NOTE

$3,500,000.00	Dallas, Texas	February 22, 2011

FOR VALUE RECEIVED, the undersigned, Blugrass Energy, Inc., a Nevada corporation, and its successors and assigns (“Borrower”), promises to pay to the order of Petro Grande, LLC, a Delaware limited liability company, and its successors and assigns (“Holder”), the principal sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00), together with simple interest from the date of this Note until paid at a rate of six and one-half percent (6-1/2%) per annum until maturity (subject to Section 1 of this Note), both principal and interest being payable at the address designated in Section 12, or at such other place as Holder may from time to time designate in writing.

1.   Payments. The outstanding principal balance hereof and accrued but unpaid interest shall be due and payable as follows:

A.    Accrued but unpaid interest only shall be due and payable in calendar quarterly installments, commencing March 31, 2011, with like installments of accrued but unpaid interest only due and payable on the last day of each calendar quarter thereafter; and

B.    The entire outstanding principal balance of this Note, together with all accrued but unpaid interest, shall be due and payable on February 22, 2013.

All past due principal and accrued interest on this Note shall bear interest from maturity (whether on demand, upon acceleration of maturity following an Event of Default (as defined below) or otherwise) until paid at the lesser of (i) the rate of 10% per annum or (ii) the highest rate for which Borrower may legally contract under applicable law.  All payments hereunder shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payments.

2.   Prepayments. Borrower shall have the right to prepay the principal and any interest outstanding under this Note in full or in part at any time and from time to time.  Any prepayment shall be applied first against any accrued interest and then against principal.

3.   Default Remedies.

(a)    Borrower shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(i)   Borrower shall fail to make any payment when due under this Note (including any payment due by reason of acceleration) and such default shall continue unremedied for a period of ten (10) days;

(ii)   default by Borrower in the punctual performance of any other obligation, covenant, term or provision contained in this Note or the Mortgage (as defined below), and such default shall continue unremedied for a period of twenty (20) days or more following written notice of default by Holder to Borrower;

(iii)   The commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of 60 days or more.

(b)           The entire unpaid principal balance of this Note and all accrued interest thereon shall immediately be due and payable at the option of the Holder upon the occurrence of any one or more of the Events of Default and at any time thereafter.

4.   Cumulative Rights.  No delay on the part of the Holder of this Note in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

5.   Waiver.  Borrower waives demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate or notice of acceleration (other than notice of default pursuant to Section 3(a)), notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agrees to all extensions and partial payments, before or after maturity, without prejudice to the Holder hereof.

6.   Attorneys’ Fees and Costs.  In the event that this Note is collected in whole or in part through suit, arbitration, mediation, or other legal proceeding of any nature, then and in any such case there shall be added to the unpaid principal amount hereof all reasonable costs and expenses of collection, including, without limitation, reasonable attorney’s fees.

7.   Governing Law.  This Note shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Texas.

8.   Headings.  The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

9.   Usury.  All agreements between Borrower and the Holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder hereof for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder of this Note shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of Borrower to the Holder hereof relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to Borrower.  In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to the Holder hereof, under any specific contingency, exceeds the highest lawful rate, Borrower and the Holder hereof shall, to the maximum extent permitted by applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (c) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law.  The terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between Borrower and the Holder hereof.

10.   Successors and Assigns.  This Note may be sold, transferred or otherwise assigned by Holder without the prior written consent of Borrower.

11.   Severability.  In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.   Notices.  All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, or (b) delivering the same in person or by overnight express to an officer or agent of such party:

(i)	If to Borrower, addressed thereto at:

Blugrass Energy, Inc. 730-1015-4th Street SW Calgary, AB T2R 1J4 Attention: President; and

(ii)	If to Holder, addressed thereto at:

Petro Grande, LLC 13465 Midway Road, Ste. 322, LB 10 Dallas, TX 75244 Attention: CEO,

or to such other address or counsel as any party hereto shall specify pursuant to this Section 12 from time to time. Any notice that is delivered personally, or sent by overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party.  Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

13.           Renewal and Extension.  This Note may be renewed upon written agreement of Borrower and Holder.

14.           Security. This Note is secured by a Deed of Trust, Mortgage, Assignment, Security Agreement and Financing Statement (the “Mortgage”) covering certain oil and gas leasehold interests more particularly described therein recorded in the real property records of Crockett County, Texas.

Signature page follows.

IN WITNESS WHEREOF, the undersigned have executed this Note on and as of the date first above written.

BORROWER:

Blugrass Energy, Inc. a Nevada corporation

By:	/s/ John Kenney Berscht
John Kenney Berscht, President

HOLDER:

Petro Grande, LLC a Delaware limited liability company

By:	/s/ Abram Janz
Abram Janz, CEO